EXHIBIT 23.1
CONSENT OF INDEPENDENT AUDITORS
We consent to the incorporation by reference in Registration Statement Nos. 333-232247 and 333-239795 on Form S-3 and in Registration Statement Nos. 333-203756, 333-236150 and 333-253505 on Form S-8 of Enviva Partners, LP and subsidiaries of our report dated July 14, 2021, relating to the combined financial statements of Enviva Pellets Lucedale, LLC, Enviva Port of Pascagoula, LLC and Enviva Development Finance Company, LLC as of and for the years ended December 31, 2020 and 2019 appearing in this Current Report on Form 8-K/A of Enviva Partners, LP and subsidiaries.
/s/ Ernst & Young LLP
Tysons, Virginia
September 2, 2021